Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES VOTING RESULTS

OF 2023 ANNUAL MEETING OF STOCKHOLDERS

DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – June 12, 2023 – American Vanguard Corporation (NYSE:AVD) announced voting results from its Annual Meeting of Stockholders held on June 7, 2023. As to the first of three initiatives, all nine director nominees - Marisol Angelini, Scott D. Baskin, Mark R. Bassett, Debra F. Edwards, Morton D. Erlich, Emer Gunter, Patrick E. Gottschalk, Keith M. Rosenbloom and Eric G. Wintemute - were reelected to serve on the board of directors until the next annual meeting or until their successors are duly elected and qualified. In addition, the balance of the initiatives appearing on the Company’s proxy passed, namely, the ratification of the appointment of Deloitte Touche, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2023, and advisory approval of the executive compensation policies and practices as set forth in the Company’s 2023 proxy. All nominees and measures received support from over ninety percent of the votes cast at the meeting.

In addition, at a meeting of the Company’s board of directors that was held on June 8, 2023, the board declared a cash dividend in the amount of $0.03 per share to holders of the Company’s common stock as of June 28, 2023, for distribution on July 14, 2023.

Chairman and CEO Eric W. Wintemute commented, “We thank our shareholders for voting at the annual meeting and appreciate your overwhelming support for our director nominees and other ballot initiatives. In addition, we are pleased to declare a dividend, which continues our history of providing cash returns to shareholders based on successful operational and financial performance. Moreover, this dividend reflects the confidence that the board of directors has in our core business, our overall financial strength, and the substantial prospects of our strategic growth initiatives.”

Annual Cash Dividend Payments:	Based on Date of Cash Distribution
2023 — Payments (including pending)	$0.090
2022 — Full Calendar Year	$0.095
2021 — Full Calendar Year	$0.080
2020 — Full Calendar Year - (Pandemic Impacted)	$0.040
2019 — Full Calendar Year	$0.080
2018 — Full Calendar Year	$0.075
2017 — Full Calendar Year	$0.055

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops, manufactures, and markets solutions for crop protection and nutrition, turf and ornamentals management, commercial and consumer pest control. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contacts:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac.com	Lcati@equityny.com